EXHIBIT 2

ADJUSTMENT AGREEMENT

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of February 21, 2008, between BROADPOINT SECURITIES GROUP, INC. (f/k/a First Albany Companies Inc.), a New York corporation (the “Company”), and MATLINPATTERSON FA ACQUISITION LLC, a Delaware limited liability company (the “Investor”),

WITNESSETH:

WHEREAS, the Company and the Investor are parties to that certain Investment Agreement dated as of May 14, 2007 (the “Investment Agreement”, with capitalized terms used and not otherwise defined in this Agreement that are defined in the Investment Agreement being used herein with the meanings set forth therein) providing for the sale and issuance by the Company to the Investor and certain Co-Investors, and the purchase by the Investor and such Co-Investors of certain shares of the Company’s Common Stock (the “Purchased Shares”, as more fully defined in the Investment Agreement);

WHEREAS, Section 2.1(b)(ii) of the Investment Agreement provides that the number of Purchased Shares issued to the Investor and the Co-Investors will be increased in accordance with a prescribed formula in the event that the Final Net Tangible Book Value Per Share is less than $1.60 (the “NTBV Purchase Price Adjustment”);

WHEREAS, the parties have arrived at a mutual determination of the Final Net Tangible Book Value Per Share and the number of Purchased Shares to be issued to the Investor and the Co-Investors, as set forth below;

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  The Final Net Tangible Book Value Per Share for the purpose of the NTBV Purchase Price Adjustment is $1.25.

2.  The total number of additional Purchased Shares agreed to be issued by the Company based on this Agreement and the NTBV Purchase Price Adjustment calculation is 3,632,009, of which 3,589,878 shares are allocated to the Investor and 42,131 shares are allocated to the Co-Investors (with 9,443 shares being allocated to Robert M. Fine and 32,688 shares being allocated to Robert M. Tirschwell).  Such additional Purchased Shares shall be issued by the Company to the Investor and the Co-Investors promptly following the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above-written.

BROADPOINT SECURITIES GROUP, INC

By:	/s/ Lee Fensterstock
Name: Lee Fensterstock
Title: Chief Executive Officer

MATLINPATTERSON FA ACQUISITION LLC

By:	/s/ Lawrence M. Teitelbaum
Name: Lawrence M. Teitelbaum
Title: President and Treasurer

ACKNOWLEDGED AND AGREED TO BY
EACH OF THE CO-INVESTORS:

           /s/ Robert Tirschwell
Robert Tirschwell

           /s/ Robert M. Fine
Robert M. Fine

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